Exhibit 99.15

Amendment No. 3 to the Series 3 Variable Rate Demand Preferred Shares (VRDP) Remarketing Purchase Agreement, dated as of November 17, 2016, amended as of November 16, 2017 and November 15, 2018, for the Series 3 Variable Rate Demand Preferred Shares (the “Series 3 VRDP Shares”) of Nuveen Pennsylvania Quality Municipal Income Fund (NQP) (the “Fund”)

Dated as of November 13, 2020

1. In accordance with the Notice of Special Rate Period (Adjustable Rate Special Rate Period) (Designating a Subsequent Rate Period as a Special Rate Period for the Series 3 Variable Rate Demand Preferred Shares), effective November 15, 2018 (the “Original Notice”), and Section 6.2 of the Series 3 Variable Rate Demand Preferred Shares (VRDP) Remarketing Purchase Agreement, dated as of November 17, 2016, amended as of November 16, 2017 and November 15, 2018 (together, and as further amended hereby, the “Purchase Agreement”), the Fund and Wells Fargo Municipal Capital Strategies, LLC (“Wells Fargo”), as the Required Beneficial Owners and as the Purchaser under the Purchase Agreement, hereby agree to amend the Original Notice as provided in Amendment No. 1 to Notice of Special Rate Period (Adjustable Rate Special Rate Period) (Designating a Subsequent Rate Period as a Special Rate Period for the Series 3 Variable Rate Demand Preferred Shares) in the form set forth in Attachment A hereto (the “Amendment,” and the Original Notice as modified thereby, the “New Notice”), effective November 13, 2020, following the execution and delivery of this agreement and the execution and delivery to Wells Fargo by the Fund of the Amendment.

2. The parties to this agreement agree that the Amendment shall be binding on the current Holders and Beneficial Owners and each subsequent Holder and Beneficial Owner of the Series 3 VRDP Shares.

3. The Fund and Wells Fargo, as Purchaser, further agree that, effective November 13, 2020:

(i)	References to the “Notice” in the Purchase Agreement shall be deemed to be to the New Notice, and that, as modified hereby, the Purchase Agreement shall continue in full force and effect.

(ii)	The final paragraph of Section 7.15 of the Purchase Agreement is hereby deleted and replaced by the following:

In addition, the designation by the Board of Trustees of a replacement (the “Replacement”) to One-month LIBOR in the Notice, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election (each as defined in the Notice), as applicable, shall be governed by the terms and conditions as set forth in Section 2.17 of the Notice, unless the Fund and the Majority Beneficial Owners agree in writing to implementation of the Replacement pursuant to other provisions of the Notice.

4. Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the Original Notice.

5. This agreement shall be construed in accordance with and governed by the laws of the State of New York, except section 6 below, which shall be construed with and governed by the domestic law of the Commonwealth of Massachusetts, in each case without regard to conflict of laws principles that would require the application of the laws of another jurisdiction.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AGREEMENT.

The parties hereto hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other party hereto on any matters whatsoever arising out of or in any way connected with this agreement.

6. A copy of the Fund’s Declaration is on file with the Secretary of the Commonwealth of Massachusetts. This agreement has been executed on behalf of the Fund by an officer thereof in such capacity and not individually and the obligations of the Fund hereunder are not binding upon such officer, any of the trustees or the shareholders individually but are binding only upon the assets and property of the Fund.

7. This agreement may be executed in several counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same document. The words “execute,” “execution,” ‘signed” and “signature” and words of similar import used in or related to any document to be signed in connection with this agreement or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other similar state laws based on the Uniform Electronic Transactions Act.

[Signature Page Follows]

WELLS FARGO MUNICIPAL CAPITAL STRATEGIES, LLC, as the Required Beneficial Owners and Purchaser

By:	/s/ Alejandro Piekarewicz
Name: Alejandro Piekarewicz
Title: Vice President

NUVEEN PENNSYLVANIA QUALITY MUNICIPAL INCOME FUND

By:	/s/ Mark L. Winget
Name: Mark L. Winget
Title: Vice President and Assistant Secretary

(NQP Series 3 – Amendment No. 3 to Purchase Agreement)

ATTACHMENT A

FORM OF AMENDMENT

[ON FILE]